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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1

For additional information contact:



Carroll D. McHenry
Chairman and CEO
972.633.4037
cmchenry@nucentrix.net

                           NUCENTRIX AND CISCO EXTEND
                      BROADBAND WIRELESS TRIAL IN AMARILLO

              Nucentrix to Run Technology Trial Through April 2001, Preparing to Meet Demand for High-Speed Communications Services

         Plano, Texas - February 2, 2001 - Nucentrix Broadband Networks, Inc. (NASDAQ: NCNX), a provider of "fixed-wireless" broadband Internet services in medium and small markets, today announced that it will extend its current technology trial in Amarillo, Texas with Cisco Systems, Inc., the worldwide leader in networking for the Internet, through April 2001. Nucentrix and Cisco currently are conducting field tests of Cisco's WT 2750 Multipoint Broadband Wireless system, which is based on Cisco's Vector Orthogonal Frequency Division Multiplexing (VOFDM) technology.

         Through the trial, Nucentrix currently is delivering high-speed wireless Internet service to over 125 business and consumer customers in Amarillo using Cisco's fixed wireless solution. While much of the planned testing is complete and preliminary results are positive, Nucentrix believes that additional testing is necessary to maximize commercial readiness before deployment. The trial extension also will allow Nucentrix to reaffirm the level of expected demand for high-speed Internet services in traditionally underserved markets such as Amarillo.

         "We are impressed with the potential of Cisco's VOFDM technology and are encouraged by the test results to date," said Carroll D. McHenry, Chairman and CEO of Nucentrix. We consider an OFDM-based system such as Cisco's to be the most promising for deployment of broadband wireless services over our FCC-licensed spectrum in both line-of-sight and non-line-of-sight environments. We continue to expect the technology to provide coverage, performance, scalability, security and ease-of-provisioning equal to or better than alternative wireline broadband networks such as digital subscriber line (DSL) and cable modems."

         Nucentrix plans to use the extended trial period to complete a series of tests designed to simulate additional deployment conditions and configurations. In addition to system evaluation, the extended period will allow Nucentrix and Cisco to undertake the transfer of technical knowledge necessary to commence operations after the trial is complete.



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         Nucentrix also announced that it would finalize its deployment plans for 2001 after the Cisco trial is concluded. Because of the extended technology trials, the delay in expected issuance of final two-way operating licenses from the Federal Communications Commission (FCC) until April 2001, and recent capital market conditions, the company is reducing the number of markets in which it plans to launch two-way digital service in 2001. Nucentrix noted that it would continue to evaluate its deployment schedule and accelerate this schedule appropriately, as the commercial readiness of OFDM equipment is finalized, the FCC grants final operating licenses and the company secures additional capital or financing for expansion. Nucentrix currently expects that cash on hand, cash generated by operations and equipment financing will allow Nucentrix to fund its revised deployment schedule through the first quarter of 2002.


ABOUT NUCENTRIX

         Nucentrix Broadband Networks, Inc. provides broadband wireless Internet and multichannel video services using up to 200 MHz of radio spectrum, commonly referred to as Multichannel Multipoint Distribution Service (MMDS) and Instructional Television Fixed Service (ITFS). Nucentrix currently offers high-speed Internet services in Austin and Sherman-Denison, Texas, and is conducting advanced technology trials in Amarillo, Texas with Cisco Systems. Nucentrix currently holds FCC-licensed spectrum rights in over 90 medium and small markets across Texas and the Midwest. Nucentrix also provides multichannel video services in 58 markets over its wireless frequencies. For more information, please visit nucentrix.com.

         This media release contains forward-looking statements regarding the business operations of Nucentrix. These statements are identified by words such as "will," "expect," "plan," "would" and other words referring to events to occur in the future. These statements reflect the company's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including (i) business and economic conditions in its existing markets, (ii) competitive technologies, products and services,
(iii) regulatory and interference issues, including the company's ability to obtain or maintain MMDS licenses or MMDS/ITFS spectrum leases, and the outcome of proceedings relating to the allocation of additional spectrum in the United States for third generation, or "3G," mobile services, (iv) the capabilities of the technology platform Nucentrix intends to use for broadband wireless services and the outcome of the technology trial referred to in this media release, (v) the company's ability to timely raise capital or secure financing necessary to implement its long-term business strategy and (vi) the completion of pending acquisitions for additional MMDS and ITFS spectrum rights. Other risks and uncertainties regarding Nucentrix, the industries in which it operates and the implementation of its business strategy are described in Nucentrix's Form 10-Qs filed November 14, 2000, August 11, 2000, and May 9, 2000, Form 10-K filed March 30, 2000 (as amended by Form 10-K/A), and other SEC reports of Nucentrix filed after April 1, 1999. Nucentrix undertakes no obligation to update any forward-looking statements made in this media release.

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